AMENDMENT TO AGREEMENT FOR SHARE EXCHANGE

THIS AMENDMENT dated January 10, 2005 is to the AGREEMENT FOR SHARE EXCHANGE dated January 1, 2005, (the “AGREEMENT”) by and between CHINA ENERGY & CARBON BLACK HOLDINGS INC., a Nevada corporation (“CHEY”), AT Group Limited, a Hong Kong corporation (“AT GROUP”), and the Shareholders of AT Group (collectively the “SHAREHOLDERS”).

RECITALS

Pursuant to the Agreement, CHEY agreed to issue 696,045 shares of its common stock in exchange for 100 shares of AT GROUP representing 100% of its issued and outstanding common stock.

The parties have agreed that the number of shares of CHEY to be issued in exchange for all of the issued and outstanding common stock of AT GROUP should be reduced to 300,000.

NOW THEREFORE, in consideration of the foregoing, and in consideration of the mutual covenants and agreements hereinafter set forth, it is agreed as follows:

1.

Section 1.1 of the Agreement is hereby amended to read in its entirety as follows:

1.1

The Exchange.  At the Closing (as hereinafter defined), CHEY shall acquire all of the issued and outstanding stock of AT GROUP from the SHAREHOLDERS.   Consideration to be issued by CHEY shall be a total of 300,000 shares of its common stock (the “Exchange Shares”) in exchange for 100 shares of AT GROUP, representing 100% of the issued and outstanding stock of AT GROUP.  The Exchange shall take place upon the terms and conditions provided for in this Agreement and in accordance with applicable law.

2.

Except as modified by the provisions of paragraph 1 hereof, in all other respects, the Agreement for Share Exchange dated January 1, 2005, is hereby ratified and reaffirmed.

IN WITNESS WHEREOF, this Amendment to Agreement for Share Exchange is executed this 10th day of January, 2005.

CHINA ENERGY & CARBON BLACK HOLDINGS, INC.

By: /s/

Guo Yuan Wang, Chairman and CEO

AT GROUP LIMITED:

By: /s/

John C Y Chiu, Authorized Officer

SHAREHOLDERS:

By: /s/

/s/ John C Y Chiu

By: /s/

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